Exhibit 10.07

AGREEMENT FOR

CANCELLATION OF LEASEHOLD INTEREST

This Agreement for Cancellation and Surrender of Lease, dated this 31st day of March, 2008 is made and entered into by and between Tamarac Center, LLC, a Florida Limited Liability Company hereinafter referred to "Landlord" and The Sagemark Companies, Ltd., a New York Corporation referred to as "Tenant".

WHEREAS, On May 25, 2006, Landlord entered into a written Lease Agreement (the “Lease”) with Tenant for those certain “Premises” known as 7180 No. University Drive Unit 2 , Tamarac, Florida 33321 in that certain mixed use center known as Tamarac Center, LLC., (Jewelry Exchange Center), Tamarac, Florida (the “Property”);

WHEREAS, Tenant is in default of the Lease and unable to continue the conduct of business from the Premises;

WHEREAS, Landlord and Tenant mutually desire to terminate the Lease, as modified, so that Landlord and Tenant can be released and discharged from further performance of any obligations for the Leasehold including the payment of any future sums hereunder which would accrue after March 31, 2008 so that, in order to mitigate damages under the Lease, Landlord can enter into a “New Lease” with a replacement tenant effective April 1, 2008.

NOW THEREFORE, in consideration of the mutual promises and covenants herein contained, and other good and valuable consideration the receipt of which is hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. TERMINATION DATE: March 31, 2008

2.  RELEASE OF LIABILITY: Conditioned upon the performance of the provisions of this Agreement, Landlord and Tenant shall, effective March 31, 2008, be fully and unconditionally released and discharged from all obligations arising from or connected with the Lease.

3. TENANT'S AUTHORITY: Tenant represents and warrants to Landlord that (a) Tenant holds all right, title and interest in and to the Lease as Tenant hereunder including, without limitation, the sole right to occupation of the Premises and the enjoyment of all rights and privileges as Tenant under the Lease; (b) this Agreement and the performance by Tenant of all its obligations hereunder has been duly executed and delivered by Tenant and constitutes a legally valid and binding obligation of Tenant, enforceable in accordance with its terms; (c) there is no claim, demand, obligation, liability, action or cause of action arising under the Lease; and (d) the Premises are in good order and repair. These representations and warranties shall survive delivery of this Agreement for Cancellation of the Leasehold Interest, and the surrender of the Premises, and the termination of the Lease.

4. HOLD HARMLESS:  Except for Landlord’s gross negligence or willful misconduct, Tenant shall indemnify, defend and hold Landlord harmless from and against any and all claims, actions, and obligations arising out of the Lease or out of Tenant's occupation of the Premises.

5. ATTORNEY'S FEES: If either party commences an action against the other party arising out of or in connection with this Agreement, the prevailing party shall be entitled to recover from the losing party reasonable attorney's fees and cost of suit.

6. SUCCESSORS: This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, successors and assigns.

IN WITNESS WHEREOF, Tenant and Landlord have executed this Agreement as of the date first above written.

Tamarac Center, LLC		The Sagemark Companies Ltd.
a Florida limited Liability Corporation		a New York Corporation

CBA Financial Inc, its Manager		George W. Mahoney

BY:	/s/ Conrad Baker	BY:	/s/ George W. Mahoney
	Conrad C. Baker, President		George W. Mahoney
Chief Financial Officer
"LANDLORD"
"TENANT"